CUSIP No. 04522R101	Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Aslan Pharmaceuticals Limited, dated as of March 20, 2023, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 20, 2023

K2 HEALTHVENTURES EQUITY TRUST LLC

	By:	/s/ Anup Arora
	Name:	Anup Arora
	Title:	Managing Member

PARAG SHAH

	By:	/s/ Parag Shah

ANUP ARORA

	By:	/s/ Anup Arora